                                LAKE JOHNSON MEWS
                              4233 AVENT FERRY ROAD
                             RALEIGH, NORTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 12, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei,Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: LAKE JOHNSON MEWS
    4233 AVENT FERRY ROAD
    RALEIGH, WAKE COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 201 units with a total of 188,440 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 20.13 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 91% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 12, 2003 is:

                                          ($9,500,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.
                                 -s- Frank Fehribach
July 2, 2003                     Frank Fehribach, MAI
#053272                          Managing Principal, Real Estate Group
                                 North Carolina Temporary Practice Permit #2578

Report By:
Jimmy Pat James, MAI
North Carolina Temporary Practice Permit #2603

Assisted By:
J. Chad Walker

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS PAGE 3
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ..............................................       4
Introduction ...................................................       9
Area Analysis ..................................................      11
Market Analysis ................................................      14
Site Analysis ..................................................      16
Improvement Analysis ...........................................      16
Highest and Best Use ...........................................      17

                                   VALUATION

Valuation Procedure ............................................      18
Sales Comparison Approach ......................................      20
Income Capitalization Approach .................................      26
Reconciliation and Conclusion ..................................      37

                                    ADDENDA

Exhibit A - Photographs of Subject Property

Exhibit B - Summary of Rent Comparables and Photograph of Comparables

Exhibit C - Assumptions and Limiting Conditions

Exhibit D - Certificate of Appraiser

Exhibit E - Qualifications

General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   Lake Johnson Mews
LOCATION:                        4233 Avent Ferry Road
                                 Raleigh, North Carolina

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   May 12, 2003
DATE OF REPORT:                  July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

      Size:                      20.13 acres, or 876,863 square feet
      Assessor Parcel No.:       783525953
      Floodplain:                Community Panel No. 37183C0507E (March 3, 1992)
                                 Flood Zone X, an area outside the floodplain.
      Zoning:                    R-10 (Residential-10 Continued Use District)

BUILDING:

      No. of Units:              201 Units
      Total NRA:                 188,440 Square Feet
      Average Unit Size:         938 Square Feet
      Apartment Density:         10.0 units per acre
      Year Built:                1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                              Market Rent
                           Square       ---------------------      Monthly          Annual
Unit Type                   Feet        Per Unit       Per SF      Income           Income
---------------------------------------------------------------------------------------------
1A10 - The Ashe              748         $   629      $  0.84    $     65,416    $    784,992
2A20 - The Burke           1,070         $   759      $  0.71    $     45,540    $    546,480
2A25 - The Dave            1,224         $   839      $  0.69    $     14,263    $    171,156
3A20 - The Franklin        1,282         $ 1,096      $  0.85    $     21,920    $    263,040
---------------------------------------------------------------------------------------------
                                                       Total     $    147,139    $  1,765,668
=============================================================================================

OCCUPANCY:                                     91%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 25 Years
REMAINING ECONOMIC LIFE:                       20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                              SUBJECT PHOTOGRAPHS

[PICTURE]                                        [PICTURE]
EXTERIOR - PROPERTY SIGN                         EXTERIOR - OFFICE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

  As Vacant:                  Hold for future multi-family development
  As Improved:                Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                  Amount                   $/Unit
                                                  ------                   ------
DIRECT CAPITALIZATION
Potential Rental Income                        $  1,765,668               $   8,784
Effective Gross Income                         $  1,661,028               $   8,264
Operating Expenses                             $    684,041               $   3,403             41.2% of EGI
Net Operating Income:                          $    926,736               $   4,611

Capitalization Rate                                    9.50%
DIRECT CAPITALIZATION VALUE                    $  9,700,000 *             $  48,259 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                     10 years
2002 Economic Vacancy                                    10%
Stabilized Vacancy & Collection Loss:                     9%
Lease-up / Stabilization Period                         N/A
Terminal Capitalization Rate                          10.00%
Discount Rate                                         11.50%
Selling Costs                                          3.00%
Growth Rates:
    Income                                             3.00%
    Expenses:                                          3.00%
DISCOUNTED CASH FLOW VALUE                     $  9,500,000 *             $  47,264 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE         $  9,500,000               $  47,264 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

    Range of Sales $/Unit (Unadjusted)         $ 38,375 to $  61,500
    Range of Sales $/Unit (Adjusted)           $ 43,050 to $  47,969
VALUE INDICATION - PRICE PER UNIT              $ 9,200,000 *              $  45,771 / UNIT

EGIM ANALYSIS

    Range of EGIMs from Improved Sales          5.64 to 6.90
    Selected EGIM for Subject                          5.75
    Subject's Projected EGI                    $  1,661,028
EGIM ANALYSIS CONCLUSION                       $  9,500,000 *             $  47,264 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION               $  9,600,000 *             $  47,761 / UNIT

RECONCILED SALES COMPARISON VALUE              $  9,200,000               $  45,771 / UNIT

-----------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
    Price Per Unit                             $  9,200,000
    NOI Per Unit                               $  9,600,000
    EGIM Multiplier                            $  9,500,000
INDICATED VALUE BY SALES COMPARISON            $  9,200,000      $  45,771 / UNIT

INCOME APPROACH:
    Direct Capitalization Method:              $  9,700,000
    Discounted Cash Flow Method:               $  9,500,000

INDICATED VALUE BY THE INCOME APPROACH         $  9,500,000      $  47,264 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:           $  9,500,000      $  47,264 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA


                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 4233 Avent Ferry Road, Raleigh, Wake County, North Carolina. Raleigh identifies it as 783525953.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by J. Chad Walker on May 12, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. J. Chad Walker assisted Jimmy Pat James, MAI in the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and J. Chad Walker have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 12, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

     "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:            6 to 12 months
       EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter Properties V, LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Raleigh, North Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Gorman Street

West   - Interstate Highway 440

South  - Interstate Highway 40

North  - Western Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include MCI Telecommunications; Nortel; Cisco Systems; IBM; State of North Carolina; Wake County Public School; North Carolina State University; Wake County: and the City of Raleigh. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                               NEIGHBORHOOD DEMOGRAPHICS

                                                        AREA
                                     --------------------------------------------
CATEGORY                             1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS         MSA
------------------------------------------------------------------------------------------------
POPULATION TRENDS

Current Population                         8,525          58,057         155,883       1,249,659
5-Year Population                          9,099          64,871         169,642       1,408,794
% Change CY-5Y                               6.7%           11.7%            8.8%           12.7%
Annual Change CY-5Y                          1.3%            2.3%            1.8%            2.5%

HOUSEHOLDS

Current Households                         4,064          21,716          61,981         484,776
5-Year Projected Households                4,267          24,169          67,356         545,189
% Change CY - 5Y                             5.0%           11.3%            8.7%           12.5%
Annual Change CY-5Y                          1.0%            2.3%            1.7%            2.5%

INCOME TRENDS

Median Household Income                $  38,591       $  37,512       $  48,687       $  55,832
Per Capita Income                      $  23,719       $  19,514       $  25,647       $  25,814
Average Household Income               $  51,832       $  52,920       $  64,839       $  66,544

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                       HOUSING TRENDS

                                                        AREA
                                     --------------------------------------------
CATEGORY                             1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS           MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                    60.41%          56.66%          46.41%          33.18%
5-Year Projected % Renting                 58.59%          56.55%          46.04%          32.28%

% of Households Owning                     31.95%          37.22%          47.45%          61.69%
5-Year Projected % Owning                  33.89%          37.65%          48.05%          63.00%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Apartments

South - Lake Johnson

East  - Residential Condominiums

West  - Avent Ferry Road and single-family residential

CONCLUSIONS

The subject is well located within the city of Raleigh. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Raleigh in Wake County. The overall pace of development in the subject's market is more or less stable. 48 units were completed over the past six months at Trinity Commons. There were 72 units started at the same time period at the Bostic Brothers site at Gorman Street and Avent Ferry Road. The following table illustrates historical vacancy rates for the subject's market.

    HISTORICAL VACANCY RATE

Period     Region      Submarket
------     ------      ---------
1Q01         8.1%         5.2%
3Q01         9.6%         8.2%
1Q02        12.5%         8.8%
3Q02        12.0%        13.3%
1Q03        12.6%        13.8%

Source: REAL DATA Real Estate Information Services Apartment Index 1Q03

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. The Raleigh-Durham apartment as a whole is reporting a high vacancy rate of 12.6% for 1Q03. Vacancy rates in the Triangle (Raleigh, Durham, Chapel Hill) area have steadily been steadily rising since 1996, according to REAL DATA Real Estate Information Services Apartment Index 1Q03. In comparison, the Raleigh-Central Submarket is posting vacancy rates of 13.8%. The vacancy rate has continued to increase in this submarket as more apartment complexes have been built.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                                    HISTORICAL AVERAGE RENT

Period      Region                % Change          Submarket     % Change
------      ------                --------          ---------     --------
 1Q01       $  746                       -          $     663            -
 3Q01       $  763                     2.3%         $     677          2.1%
 1Q02       $  764                     0.1%         $     683          0.9%
 3Q02       $  761                    -0.4%         $     667         -2.3%
 1Q03       $  758                    -0.4%         $     664         -0.4%

Source: REAL DATA Real Estate Information Services Apartment Index 1Q03

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                       COMPETITIVE PROPERTIES

  No.           Property Name         Units      Ocpy.    Year Built          Proximity to subject
  ---           -------------         -----      -----    ----------          --------------------
  R-1        Summit at Avent Ferry     222        86%        1985       0.50 mile east of the subject
  R-2        Dominion Walnut Creek     576        92%        1985       0.50 mile southeast of the subject
  R-3        Remington Place           136        99%        1985       0.75 mile southeast of the subject
  R-4        Clarion Crossing          260        90%        1972       0.75 mile east of the subject
  R-5        Sumter Square             391        86%        1970       0.90 mile northwest of the subject
Subject      Lake Johnson Mews         201        91%        1972

The Raleigh-Central submarket as well as the Triangle as a whole has experienced declining apartment rental rates over the past two years. This is due in part to the economic slowdown of the national economy and low interest rates currently being offered. As of 1Q03, the average rental rate for the Southwest submarket was $664, which is $94 above the Region at $758. However, rates are currently stabilizing and remain at these levels in the short-term. As the national economy improves so should contract rental rates.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   20.13 acres, or 876,863 square feet
  Shape                       Irregular
  Topography                  Slightly slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
    Community Panel           37183C0507E, dated March 3, 1992
    Flood Zone                Zone X
  Zoning                      R-10, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                         ASSESSED VALUE - 2002
                 -------------------------------------------       TAX RATE /        PROPERTY
PARCEL NUMBER        LAND         BUILDING          TOTAL          MILL RATE           TAXES
----------------------------------------------------------------------------------------------
783525953        $ 1,407,000    $ 7,555,115      $ 8,962,115        0.00994          $ 89,070

IMPROVEMENT ANALYSIS
  Year Built                1972
  Number of Units           201
  Net Rentable Area         188,440 Square Feet
  Construction:
   Foundation               Reinforced concrete slab
   Frame                    Heavy or light wood
   Exterior Walls           Wood or vinyl siding
   Roof                     Composition shingle over a wood truss structure
   Project Amenities        Amenities at the subject include a swimming pool,
                            tennis court, jogging track, laundry room, and
                            parking area.
   Unit Amenities           Individual unit amenities include a balcony,
                            fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

Unit Mix:

                                         Unit Area
Unit Type              Number of Units   (Sq. Ft.)
--------------------------------------------------
1A10 -The Ashe             104               748
2A20 - The Burke            60             1,070
2A25 - The Dave             17             1,224
3A20 - The Franklin         20             1,282

Overall Condition               Average
Effective Age                   25 years
Economic Life                   45 years
Remaining Economic Life         20 years
Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 201-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                          COMPARABLE                 COMPARABLE                COMPARABLE
   DESCRIPTION                   SUBJECT                    I - 1                      I - 2                      I - 3
----------------------   -------------------------  --------------------------    ------------------------  -----------------------
 Property Name           Lake Johnson Mews          Calibre Chase                 Cardinal Woods            Treybrooke

LOCATION:
 Address                 4233 Avent Ferry Road      231 Calibre Chase Drive       1331 Wicklow Drive        201 Treybrooke
 City, State             Raleigh, North Carolina    Raleigh, North Carolina       Cary, North Carolina      Raleigh, North Carolina
 County                  Wake                       Wake                          Wake                      Wake
PHYSICAL
CHARACTERISTICS:
 Net Rentable Area(SF)   188,440                    171,312                       140,480                   228,000
 Year Built              1972                       1988                          1977                      1989
 Number of Units         201                        192                           184                       200
 Unit Mix:                    Type           Total        Type        Total         Type     Total            Type     Total
                         1A10 - The Ashe      104   1Br/1Ba - Type 1   48         1Br/1Ba     88            1Br/1Ba     40
                         2A20 - The Burke      60   1Br/1Ba - Type 2   48         2Br/1.5Ba   96            2Br/1.5Ba   40
                         2A25 - The Dave       17   1Br/1Ba - Type 3   24                                   2Br/2Ba     80
                         3A20 - The Franklin   20   2Br/2Ba            72                                   3Br/2.5Ba   40
Average Unit Size(SF)    938                        892                           763                       1,140

 Land Area (Acre)        20.1300                    23.4800                       14.7700                   20.2000
 Density (Units/
 Acre)                   10.0                       8.2                           12.5                      9.9
 Parking Ratio
 (Spaces/Unit)           1.67                       N/A                           N/A                       N/A
 Parking Type
 (Gr., Cov., etc.)       Open                       Open                          Open                      Open

CONDITION:               Average                    Average                       Average                   Average
APPEAL:                  Average                    Average                       Average                   Average
AMENITIES:
 Pool/Spa                Yes/No                     Yes/No                        Yes/No                    Yes/No
 Gym Room                No                         Yes                           No                        Yes
 Laundry Room            Yes                        No                            Yes                       Yes
 Secured Parking         No                         No                            No                        Yes
 Sport Courts            No                         Yes                           No                        No
 Washer/Dryer
 Connection              Yes                        Yes                           Yes                       Yes
 Other
 Other
OCCUPANCY:               91%                        98%                           90%                       92%
TRANSACTION DATA:
 Sale Date                                          November, 2001                October, 2001             April, 2001
 Sale Price ($)                                     $11,755,000                   $7,061,000                $12,300,000
 Grantor                                            SWA Acquisitions LTD          Excel Realty              Richard M.
                                                                                  Trust                     Drew

 Grantee                                            Wilson Investment             CK Cardinal               Treybrooke
                                                    Properties Inc.               Woods LLC                 Associates LTD
                                                                                                            Partnership
 Sale Documentation                                 Book 9142,                    Book 9100,                Book 8875,
                                                    Page 2745                     Page 1740                 Page 2226
 Verification                                       Wake County                   Wake County               Wake County
                                                    Records                       Records                   Records
 Telephone Number

ESTIMATED PRO-FORMA:                                   Total$   $/Unit   $/SF       Total$    $/Unit $/SF     Total $  $/Unit  $/SF
 Potential Gross
 Income                                             $1,890,720  $9,848  $11.04    $1,390,560  $7,557 $9.90  $1,937,760 $9,689  $8.50
 Vacancy/Credit Loss                                $   75,629  $  394  $ 0.44    $  139,056  $  756 $0.99  $  155,021 $  775  $0.68
 Effective Gross
 Income                                             $1,815,091  $9,454  $10.60    $1,251,504  $6,802 $8.91  $1,782,739 $8,914  $7.82
 Operating Expenses                                 $  706,073  $3,677  $ 4.12    $  500,602  $2,721 $3.56  $  713,096 $3,565  $3.13
 Net Operating Income                               $1,109,018  $5,776  $ 6.47    $  750,902  $4,081 $5.35  $1,069,643 $5,348  $4.69
NOTES:                                              None                          None                      None

 PRICE PER UNIT                                           $  61,224                        $  38,375              $ 61,500
 PRICE PER SQUARE FOOT                                    $   68.62                        $   50.26              $  53.95
 EXPENSE RATIO                                                 38.9%                            40.0%                 40.0%
 EGIM                                                          6.48                             5.64                  6.90
 OVERALL CAP RATE                                              9.43%                           10.63%                 8.70%
Cap Rate based on Pro Forma or
Actual Income?                                         ACTUAL                              PRO FORMA              PRO FORMA

                                   COMPARABLE                  COMPARABLE
   DESCRIPTION                        I - 4                       I - 5
----------------------     ------------------------     ----------------------
 Property Name             Oxford Square                Oak Hollow

LOCATION:
 Address                   1000 Village Greenway        100 Kempwood Drive
 City, State               Raleigh, North Carolina      Raleigh, North Carolina
 County                    Wake                         Wake
PHYSICAL
CHARACTERISTICS:
 Net Rentable Area (SF)    155,560                      213,200
 Year Built                1975                         1985
 Number of Units           184                          240
 Unit Mix:                      Type         Total            Type       Total
                           1Br/1Ba - Type 1    8        1Br/1Ba - Type 1   40
                           1Br/1Ba - Type 2   12        1Br/1Ba - Type 2   20
                           1Br/1Ba - Type 3    8        1Br/1Ba - Type 3   10
                           1Br/1Ba - Type 4   12        1Br/1Ba - Type 4   90
                           2Br/1Ba - Type 1   36        2Br/2Ba            80
                           2Br/1Ba - Type 2   18
                           2Br/1Ba - Type 3   12
                           2Br/2Ba            54
                           3Br/1.5Ba - Type1  12
                           3Br/1.5Ba - Type2   4
                           3Br/1.5Ba - Type3   6
                           3Br/1.5Ba - Type4   2
Average Unit Size(SF)      845                          888

 Land Area (Acre)          15.1900                      27.3300
 Density (Units/
 Acre)                     12.1                         8.8
 Parking Ratio
 (Spaces/Unit)             N/A                          N/A
 Parking Type
 (Gr., Cov., etc.)         Open                         Open

CONDITION:                 Average                      Good
APPEAL:                    Average                      Average
AMENITIES:
 Pool/Spa                  Yes/No                       Yes/Yes
 Gym Room                  Yes                          No
 Laundry Room              Yes                          Yes
 Secured Parking           No                           No
 Sport Courts              No                           Yes
 Washer/Dryer
 Connection                Yes                          Yes
 Other
 Other
OCCUPANCY:                 89%                          83%
TRANSACTION DATA:
 Sale Date                                            August, 2000                 December, 2000
 Sale Price ($)                                       $8,650,000                   $12,250,000
 Grantor                                              Oxford Square LLC            Affiliates
                                                                                   Equities Real
                                                                                   Estate Trust
 Grantee                                              Oxford Square Cary           BNP Realty
                                                      LLC                          LLC

 Sale Documentation                                   Book 8648, Page 1690         Book 8782, Page 2508
 Verification                                         Wake County Records          Wake County Records
 Telephone Number

ESTIMATED PRO-FORMA:                                   Total $   $/Unit  $/SF        Total $   $/Unit   $/SF
 Potential Gross
 Income                                               $1,470,528 $7,992  $9.45     $2,196,480  $9,152  $10.30
 Vacancy/Credit Loss                                  $  117,642 $  639  $0.76     $  263,578  $1,098  $ 1.24
 Effective Gross
 Income                                               $1,352,886 $7,353  $8.70     $1,932,902  $8,054  $ 9.07
 Operating Expenses                                   $  541,154 $2,941  $3.48     $  773,161  $3,222  $ 3.63
 Net Operating Income                                 $  811,732 $4,412  $5.22     $1,159,741  $4,832  $ 5.44
NOTES:                                                None                         None

 PRICE PER UNIT                                           $  47,011                  $   51,042
 PRICE PER SQUARE FOOT                                    $   55.61                  $    57.46
 EXPENSE RATIO                                                 40.0%                       40.0%
 EGIM                                                          6.39                        6.34
 OVERALL CAP RATE                                              9.38%                       9.47%
Cap Rate based on Pro Forma or
Actual Income?                                               PRO FORMA                 PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $38,375 to $61,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $43,050 to $47,969 per unit with a mean or average adjusted price of $45,977 per unit. The median adjusted price is $45,938 per unit. Based on the following analysis, we have concluded to a value of $46,000 per unit, which results in an "as is" value of $9,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                COMPARABLE             COMPARABLE            COMPARABLE
    DESCRIPTION              SUBJECT                I - 1                  I - 2                I - 3
----------------------   -----------------   -------------------    ------------------    -----------------
 Property Name           Lake Johnson Mews   Calibre Chase          Cardinal Woods        Treybrooke

 Address                 4233 Avent          231 Calibre            1331                  201
                         Ferry Road          Chase Drive            Wicklow               Treybrooke
                                                                    Drive
 City                    Raleigh,            Raleigh,               Cary,                 Raleigh,
                         North Carolina      North                  North                 North
                                             Carolina               Carolina              Carolina
 Sale Date                                   November, 2001         October, 2001         April, 2001
 Sale Price ($)                              $11,755,000            $7,061,000            $12,300,000
 Net Rentable Area (SF)  188,440             171,312                140,480               228,000
 Number of Units         201                 192                    184                   200
 Price Per Unit                              $61,224                $38,375               $61,500
 Year Built              1972                1988                   1977                  1989
 Land Area (Acre)        20.1300             23.4800                14.7700               20.2000

VALUE ADJUSTMENTS        DESCRIPTION         DESCRIPTION     ADJ.   DESCRIPTION   ADJ.    DESCRIPTION  ADJ.
 Property Rights         Fee Simple          Fee Simple             Fee Simple            Fee Simple
 Conveyed                Estate              Estate          0%     Estate         0%     Estate         0%
 Financing                                   Cash To Seller  0%     Cash To Seller 0%     Cash To Seller 0%
 Conditions of Sale                          Arm's Length    0%     Arm's Length   0%     Arm's Length   0%
 Date of Sale (Time)                         11-2001         0%     10-2001        0%     04-2001        0%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                                   $61,224                $38,375             $61,500

 Location                                    Comparable      0%     Inferior      20%     Superior     - 5%
 Number of Units         201                 192             0%     184            0%     200            0%
 Quality / Appeal        Good                Superior      - 5%     Comparable     0%     Superior     - 5%
 Age / Condition         1972                1988/Average  -10%     1977/Average   0%     1989/Average -10%
 Occupancy at Sale       91%                 98%           - 5%     90%            0%     92%            0%
 Amenities               Good                Superior      - 5%     Comparable     0%     Superior     - 5%
 Average Unit Size (SF)  938                 892             0%     763            5%     1,140        - 5%
PHYSICAL ADJUSTMENT                                        -25%                   25%                  -30%
FINAL ADJUSTED VALUE
($/UNIT)                                          $45,918                $47,969               $43,050

                                  COMPARABLE                     COMPARABLE
    DESCRIPTION                      I - 4                          I - 5
----------------------         -------------------            ------------------
 Property Name                 Oxford Square                  Oak Hollow

 Address                       1000 Village Greenway          100 Kempwood Drive
 City                          Raleigh,                       Raleigh,
                               North                          North
                               Carolina                       Carolina
 Sale Date                     August, 2000                   December, 2000
 Sale Price ($)                $8,650,000                     $12,250,000
 Net Rentable Area (SF)        155,560                        213,200
 Number of Units               184                            240
 Price Per Unit                $47,011                        $51,042
 Year Built                    1975                           1985
 Land Area (Acre)              15.1900                        27.3300

VALUE ADJUSTMENTS              DESCRIPTION    ADJ.             DESCRIPTION   ADJ.
 Property Rights               Fee Simple                     Fee Simple
 Conveyed                      Estate         0%               Estate        0%
 Financing                     Cash To Seller 0%              Cash To Seller 0%
 Conditions of Sale            Arm's Length   0%              Arm's Length   0%
 Date of Sale (Time)           08-2000        0%              12-2000        0%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                   $47,011                         $51,042

 Location                      Inferior       5%              Comparable     0%
 Number of Units               184            0%              240            0%
 Quality / Appeal              Comparable     0%              Superior     - 5%
 Age / Condition               1975/Average   0%              1985 / Good  - 5%
 Occupancy at Sale             89%            0%              83%            5%
 Amenities                     Superior      -5%              Superior     - 5%
 Average Unit Size (SF)        845            0%              888            0%
PHYSICAL ADJUSTMENT                           0%                           -10%
FINAL ADJUSTED VALUE
($/UNIT)                            $47,011                        $45,938

SUMMARY

VALUE RANGE (PER UNIT)        $43,050    to     $47,969
MEAN (PER UNIT)               $45,977
MEDIAN (PER UNIT)             $45,938
VALUE CONCLUSION (PER UNIT)   $46,000

VALUE OF IMPROVEMENT & MAIN SITE                $9,246,000
  PV OF CONCESSIONS                            -$   66,000
VALUE INDICATED BY SALES COMPARISON APPROACH    $9,180,000
ROUNDED                                         $9,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                          NOI PER UNIT COMPARISON
----------------------------------------------------------------------------------------------------------
                             SALE PRICE                NOI/        SUBJECT NOI
COMPARABLE       NO. OF      -----------           -----------   ---------------  ADJUSTMENT     INDICATED
   NO.           UNITS       PRICE/UNIT    OAR       NOI/UNIT    SUBJ. NOI/UNIT     FACTOR      VALUE/UNIT
----------------------------------------------------------------------------------------------------------
  I-1              192       $11,755,000   9.43%   $ 1,109,018    $    926,736      0.798       $  48,870
                             $    61,224           $     5,776    $      4,611
  I-2              184       $ 7,061,000  10.63%   $   750,902    $    926,736      1.130       $  43,355
                             $    38,375           $     4,081    $      4,611
  I-3              200       $12,300,000   8.70%   $ 1,069,643    $    926,736      0.862       $  53,018
                             $    61,500           $     5,348    $      4,611
  I-4              184       $ 8,650,000   9.38%   $   811,732    $    926,736      1.045       $  49,132
                             $    47,011           $     4,412    $      4,611
  I-5              240       $12,250,000   9.47%   $ 1,159,741    $    926,736      0.954       $  48,701
                             $    51,042           $     4,832    $      4,611

                    PRICE/UNIT

  Low              High       Average      Median
$43,355          $53,018     $48,615      $48,870

  VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $   48,000
                                         ----------
Number of Units                                 201
Value                                    $9,648,000
 PV of Concessions                      -$   66,000
                                         ----------
Value Based on NOI Analysis              $9,582,000
                            Rounded      $9,600,000

The adjusted sales indicate a range of value between $43,355 and $53,018 per unit, with an average of $48,615 per unit. Based on the subject's competitive position within the improved sales, a value of $48,000 per unit is estimated. This indicates an "as is" market value of $9,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                         EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
-------------------------------------------------------------------------------------------
                       SALE PRICE
COMPARABLE    NO. OF   -----------    EFFECTIVE   OPERATING              SUBJECT
   NO.        UNITS    PRICE/UNIT   GROSS INCOME   EXPENSE     OER    PROJECTED OER    EGIM
-------------------------------------------------------------------------------------------
  I-1          192     $11,755,000  $  1,815,091  $ 706,073   38.90%                   6.48
                       $    61,224
  I-2          184     $ 7,061,000  $  1,251,504  $ 500,602   40.00%                   5.64
                       $    38,375
  I-3          200     $12,300,000  $  1,782,739  $ 713,096   40.00%      41.18%       6.90
                       $    61,500
  I-4          184     $ 8,650,000  $  1,352,886  $ 541,154   40.00%                   6.39
                       $    47,011
  I-5          240     $12,250,000  $  1,932,902  $ 773,161   40.00%                   6.34
                       $    51,042

                EGIM

 Low       High     Average     Median
5.64       6.90      6.35        6.39

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                               5.75
                                  --------------
Subject EGI                         $  1,661,028
Value                               $  9,550,910
   PV of Concessions              - $     66,000
                                  --------------
Value Based on EGIM Analysis        $  9,484,910
                       Rounded      $  9,500,000
            Value Per Unit          $     47,264

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 41.18% before reserves. The comparable sales indicate a range of expense ratios from 38.90% to 40.00%, while their EGIMs range from 5.64 to 6.90. Overall, we conclude to an EGIM of 5.75, which results in an "as is" value estimate in the EGIM Analysis of $9,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,200,000.

Price Per Unit                                            $9,200,000
NOI Per Unit                                              $9,600,000
EGIM Analysis                                             $9,500,000

Sales Comparison Conclusion                               $9,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                       INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC        INCOME CAPITALIZATION APPROACH PAGE 27
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS
--------------------------------------------------------------------------
                                             Average
                            Unit Area     ----------------
      Unit Type             (Sq. Ft.)     Per Unit   Per SF      %Occupied
-------------------         ----------------------------------------------
1A10 - The Ashe                748         $  626    $ 0.84        91.3%
2A20 - The Burke              1070         $  755    $ 0.71        95.0%
2A25 - The Dave               1224         $  832    $ 0.68        94.1%
3A20 - The Franklin           1282         $1,096    $ 0.85        75.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                  RENT ANALYSIS

                                                                  COMPARABLE RENTS
                                                       -----------------------------------------------
                                                           R-1        R-2       R-3      R-4     R-5
                                                       -----------------------------------------------
                                                                   Dominion
                                                        Summit at   Walnut  Remington Clarion   Sumter
                                                       Avent Ferry  Creek     Place   Crossing  Square
                                                       -----------------------------------------------
                                                                COMPARISON TO SUBJECT
                                       SUBJECT SUBJECT -----------------------------------------------
                        SUBJECT UNIT   ACTUAL  ASKING  Slightly
       DESCRIPTION          TYPE        RENT    RENT   Superior    Similar  Similar   Similar  Similar   MIN    MAX  MEDIAN AVERAGE
-----------------------------------------------------------------------------------------------------------------------------------

Monthly Rent           1A10 -THE ASHE  $   626 $   649 $       685 $    541 $     715 $    615 $   565 $  541 $  715 $  615 $   624
Unit Area (SF)                             748     748         700      701       933      696     700    696    933    700     746
Monthly Rent Per
 Sq. Ft.                               $  0.84 $  0.87 $      0.98 $   0.77 $    0.77 $   0.88 $  0.81 $ 0.77 $ 0.98 $ 0.81 $  0.84

Monthly Rent           2A20 - THE      $   755 $   799 $       835 $    720           $    815         $  720 $  835 $  815 $   790
Unit Area (SF)         BURKE             1,070   1,070       1,050      963              1,060            963  1,060  1,050   1,024
Monthly Rent Per
 Sq. Ft.                               $  0.71 $  0.75 $      0.80 $   0.75           $   0.77         $ 0.75 $ 0.80 $ 0.77 $  0.77

Monthly Rent           2A25 - THE DAVE $   832 $   899                      $     895          $   635 $  635 $  895 $  765 $   765
Unit Area (SF)                           1,224   1,224                          1,343              800    800  1,343  1,072   1,072
Monthly Rent Per
 Sq. Ft.                               $  0.68 $  0.73                      $    0.67          $  0.79 $0.67  $ 0.79 $ 0.73 $  0.73

Monthly Rent           3A20 - THE      $ 1,096 $ 1,029             $  1,024           $  1,037         $1,024 $1,037 $1,031 $ 1,031
Unit Area (SF)         FRANKLIN          1,282   1,282                1,100              1,184          1,100  1,184  1,142   1,142
Monthly Rent Per
 Sq. Ft.                               $  0.85 $  0.80             $   0.93           $   0.88         $ 0.88 $ 0.93 $ 0.90 $  0.90

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                               Market Rent
                                                 Unit Area   ---------------   Monthly     Annual
    Unit Type                   Number of Units  (Sq. Ft.)   Per Unit Per SF   Income      Income
---------------------------------------------------------------------------------------------------
1A10 -The Ashe                       104             748     $   629  $ 0.84   $ 65,416  $  784,992
2A20 - The Burke                      60           1,070     $   759  $ 0.71   $ 45,540  $  546,480
2A25 - The Dave                       17           1,224     $   839  $ 0.69   $ 14,263  $  171,156
3A20 - The Franklin                   20           1,282     $ 1,096  $ 0.85   $ 21,920  $  263,040
                                                                      Total    $147,139  $1,765,668

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR 2000        FISCAL YEAR 2001       FISCAL YEAR 2002      FISCAL YEAR 2003
                         -------------------------------------------------------------------------------------------
DESCRIPTION                       ACTUAL                 ACTUAL                ACTUAL            MANAGEMENT BUDGET
                         -------------------------------------------------------------------------------------------
                            TOTAL      PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT
------------------------ -------------------------------------------------------------------------------------------
Revenues
 Rental Income            $1,822,332   $  9,066  $1,843,700   $  9,173  $1,704,498   $  8,480  $ 1,704,536  $  8,480

 Vacancy                  $  112,623   $    560  $  144,414   $    718  $  124,550   $    620  $   111,305  $    554
 Credit Loss/Concessions  $   54,885   $    273  $  101,627   $    506  $   39,022   $    194  $    32,100  $    160
                          ------------------------------------------------------------------------------------------
  Subtotal                $  167,508   $    833  $  246,041   $  1,224  $  163,572   $    814  $   143,405  $    713

 Laundry Income           $    3,752   $     19  $    2,012   $     10  $    2,995   $     15  $     9,312  $     46
 Garage Revenue           $        0   $      0  $        0   $      0  $        0   $      0  $         0  $      0
 Other Misc. Revenue      $   24,158   $    120  $   48,776   $    243  $   59,693   $    297  $    48,850  $    243
                          ------------------------------------------------------------------------------------------
  Subtotal Other Income   $   27,910   $    139  $   50,788   $    253  $   62,688   $    312  $    58,162  $    289
                          ------------------------------------------------------------------------------------------
Effective Gross Income    $1,682,734   $  8,372  $1,648,447   $  8,201  $1,603,614   $  7,978  $ 1,619,293  $  8,056
                          ------------------------------------------------------------------------------------------
Operating Expenses
 Taxes                    $   94,297   $    469  $   46,734   $    233  $  134,881   $    671  $    94,775  $    472
 Insurance                $   24,322   $    121  $   38,100   $    190  $   36,458   $    181  $    38,944  $    194
 Utilities                $   65,054   $    324  $   63,091   $    314  $   71,271   $    355  $    63,600  $    316
 Repair & Maintenance     $  102,117   $    508  $  107,540   $    535  $   95,723   $    476  $    86,400  $    430
 Cleaning                 $    3,136   $     16  $    2,085   $     10  $    1,675   $      8  $         0  $      0
 Landscaping              $   21,645   $    108  $   21,381   $    106  $   19,118   $     95  $    39,444  $    196
 Security                 $    1,946   $     10  $    1,263   $      6  $        0   $      0  $         0  $      0
 Marketing & Leasing      $   43,084   $    214  $   28,612   $    142  $   31,028   $    154  $    34,608  $    172
 General Administrative   $  212,556   $  1,057  $  247,034   $  1,229  $  213,028   $  1,060  $   154,012  $    766
 Management               $   87,825   $    437  $   87,695   $    436  $   84,210   $    419  $    86,400  $    430
 Miscellaneous           ($   14,649) -$     73 ($    8,805) -$     44 ($      647) -$      3  $         0  $      0
                          ------------------------------------------------------------------------------------------
Total Operating Expenses  $  641,333   $  3,191  $  634,730   $  3,158  $  686,745   $  3,417  $   598,183  $  2,976

 Reserves                 $        0   $      0  $        0   $      0  $        0   $      0  $         0  $      0
                          ------------------------------------------------------------------------------------------
Net Income                $1,041,401   $  5,181  $1,013,717   $  5,043  $  916,869   $  4,562  $ 1,021,110  $  5,080

                           ANNUALIZED 2003
                         -------------------
DESCRIPTION                  PROJECTION              AAA PROJECTION
                         ----------------------------------------------
                            TOTAL   PER UNIT    TOTAL   PER UNIT   %
-----------------------------------------------------------------------
Revenues
 Rental Income           $1,647,396 $  8,196 $1,765,668 $  8,784 100.0%

 Vacancy                 $  194,100 $    966 $  123,597 $    615   7.0%
 Credit Loss/Concessions $   44,580 $    222 $   35,313 $    176   2.0%
                         ----------------------------------------------
  Subtotal               $  238,680 $  1,187 $  158,910 $    791   9.0%

 Laundry Income          $    9,188 $     46 $    6,030 $     30   0.3%
 Garage Revenue          $        0 $      0 $        0 $      0   0.0%
 Other Misc. Revenue     $   41,804 $    208 $   48,240 $    240   2.7%
                         ----------------------------------------------
  Subtotal Other Income  $   50,992 $    254 $   54,270 $    270   3.1%
                         ----------------------------------------------

Effective Gross Income   $1,459,708 $  7,262 $1,661,028 $  8,264 100.0%

Operating Expenses
 Taxes                   $   95,300 $    474 $   90,450 $    450   5.4%
 Insurance               $   72,120 $    359 $   35,175 $    175   2.1%
 Utilities               $   86,032 $    428 $   75,375 $    375   4.5%
 Repair & Maintenance    $  153,112 $    762 $  100,500 $    500   6.1%
 Cleaning                $    5,820 $     29 $    3,015 $     15   0.2%
 Landscaping             $   39,524 $    197 $   40,200 $    200   2.4%
 Security                $        0 $      0 $        0 $      0   0.0%
 Marketing & Leasing     $   60,312 $    300 $   35,175 $    175   2.1%
 General Administrative  $  230,096 $  1,145 $  221,100 $  1,100  13.3%
 Management              $   70,648 $    351 $   83,051 $    413   5.0%
 Miscellaneous           $        0 $      0 $        0 $      0   0.0%
                         ----------------------------------------------
Total Operating Expenses $  812,964 $  4,045 $  684,041 $  3,403  41.2%

 Reserves                $        0 $      0 $   50,250 $    250   7.3%
                         ----------------------------------------------
Net Income               $  646,744 $  3,218 $  926,736 $  4,611  55.8%
                         ----------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                              CAPITALIZATION RATES

                          GOING-IN                       TERMINAL
                  -----------------------------------------------------
                   LOW              HIGH          LOW             HIGH
                  -----------------------------------------------------
RANGE             6.00%            10.00%        7.00%           10.00%
AVERAGE                   8.14%                          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.                SALE DATE       OCCUP.        PRICE/UNIT           OAR
---------------------------------------------------------------------------------
I-1                      Nov-01           98%           $61,224             9.43%
I-2                      Oct-01           90%           $38,375            10.63%
I-3                      Apr-01           92%           $61,500             8.70%
I-4                      Aug-00           89%           $47,011             9.38%
I-5                      Dec-00           83%           $51,042             9.47%
                                                        High               10.63%
                                                        Low                 8.70%
                                                        Average             9.52%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $9,500,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                                LAKE JOHNSON MEWS

           YEAR                       APR-2004      APR-2005    APR-2006    APR-2007    APR-2008    APR-2009
       FISCAL YEAR                        1            2           3            4           5           6
--------------------------------------------------------------------------------------------------------------
REVENUE

  Base Rent                          $1,765,668    $1,765,668  $1,792,153  $1,827,996  $1,882,836  $1,939,321
  Vacancy                            $  123,597    $  123,597  $  125,451  $  127,960  $  131,799  $  135,752
  Credit Loss                        $   35,313    $   35,313  $   35,843  $   36,560  $   37,657  $   38,786
  Concessions                        $   35,313    $   26,485  $   17,922  $        0  $        0  $        0
                                     ------------------------------------------------------------------------
    Subtotal                         $  194,223    $  185,395  $  179,215  $  164,520  $  169,455  $  174,539

  Laundry Income                     $    6,030    $    6,030  $    6,120  $    6,243  $    6,430  $    6,623
  Garage Revenue                     $        0    $        0  $        0  $        0  $        0  $        0
  Other Misc. Revenue                $   48,240    $   48,240  $   48,964  $   49,943  $   51,441  $   52,984
                                     ------------------------------------------------------------------------
    Subtotal Other Income            $   54,270    $   54,270  $   55,084  $   56,186  $   57,871  $   59,607

EFFECTIVE GROSS INCOME               $1,625,715    $1,634,543  $1,668,022  $1,719,662  $1,771,252  $1,824,390
                                     ------------------------------------------------------------------------

OPERATING EXPENSES:

  Taxes                              $   90,450    $   93,164  $   95,958  $   98,837  $  101,802  $  104,856
  Insurance                          $   35,175    $   36,230  $   37,317  $   38,437  $   39,590  $   40,777
  Utilities                          $   75,375    $   77,636  $   79,965  $   82,364  $   84,835  $   87,380
  Repair & Maintenance               $  100,500    $  103,515  $  106,620  $  109,819  $  113,114  $  116,507
  Cleaning                           $    3,015    $    3,105  $    3,199  $    3,295  $    3,393  $    3,495
  Landscaping                        $   40,200    $   41,406  $   42,648  $   43,928  $   45,245  $   46,603
  Security                           $        0    $        0  $        0  $        0  $        0  $        0
  Marketing & Leasing                $   35,175    $   36,230  $   37,317  $   38,437  $   39,590  $   40,777
  General Administrative             $  221,100    $  227,733  $  234,565  $  241,602  $  248,850  $  256,315
  Management                         $   81,286    $   81,727  $   83,401  $   85,983  $   88,563  $   91,219
  Miscellaneous                      $        0    $        0  $        0  $        0  $        0  $        0
                                     ------------------------------------------------------------------------
TOTAL OPERATING EXPENSES             $  682,276    $  700,747  $  720,991  $  742,701  $  764,982  $  787,932

  Reserves                           $   50,250    $   51,758  $   53,310  $   54,910  $   56,557  $   58,254
                                     ------------------------------------------------------------------------

NET OPERATING INCOME                 $  893,189    $  882,039  $  893,720  $  922,052  $  949,713  $  978,204
                                     ========================================================================

  Operating Expense Ratio (% of EGI)       42.0%         42.9%       43.2%       43.2%       43.2%       43.2%
  Operating Expense Per Unit         $    3,394    $    3,486  $    3,587  $    3,695  $    3,806  $    3,920

           YEAR                       APR-2010    APR-2011    APR-2012    APR-2013    APR-2014
       FISCAL YEAR                        7           8          9           10          11
-----------------------------------------------------------------------------------------------
REVENUE
  Base Rent                          $1,997,501  $2,057,426  $2,119,148  $2,182,723  $2,248,205

  Vacancy                            $  139,825  $  144,020  $  148,340  $  152,791  $  157,374
  Credit Loss                        $   39,950  $   41,149  $   42,383  $   43,654  $   44,964
  Concessions                        $        0  $        0  $        0  $        0  $        0
                                     ----------------------------------------------------------
    Subtotal                         $  179,775  $  185,168  $  190,723  $  196,445  $  202,338

  Laundry Income                     $    6,822  $    7,026  $    7,237  $    7,454  $    7,678
  Garage Revenue                     $        0  $        0  $        0  $        0  $        0
  Other Misc. Revenue                $   54,574  $   56,211  $   57,897  $   59,634  $   61,423
                                     ----------------------------------------------------------
    Subtotal Other Income            $   61,396  $   63,238  $   65,135  $   67,089  $   69,101

EFFECTIVE GROSS INCOME               $1,879,121  $1,935,495  $1,993,560  $2,053,367  $2,114,968
                                     ----------------------------------------------------------

OPERATING EXPENSES:

  Taxes                              $  108,002  $  111,242  $  114,579  $  118,017  $  121,557
  Insurance                          $   42,001  $   43,261  $   44,559  $   45,895  $   47,272
  Utilities                          $   90,002  $   92,702  $   95,483  $   98,347  $  101,298
  Repair & Maintenance               $  120,002  $  123,602  $  127,310  $  131,130  $  135,064
  Cleaning                           $    3,600  $    3,708  $    3,819  $    3,934  $    4,052
  Landscaping                        $   48,001  $   49,441  $   50,924  $   52,452  $   54,025
  Security                           $        0  $        0  $        0  $        0  $        0
  Marketing & Leasing                $   42,001  $   43,261  $   44,559  $   45,895  $   47,272
  General Administrative             $  264,005  $  271,925  $  280,083  $  288,485  $  297,140
  Management                         $   93,956  $   96,775  $   99,678  $  102,668  $  105,748
  Miscellaneous                      $        0  $        0  $        0  $        0  $        0
                                     ----------------------------------------------------------
TOTAL OPERATING EXPENSES             $  811,570  $  835,917  $  860,994  $  886,824  $  913,429

  Reserves                           $   60,001  $   61,801  $   63,655  $   65,565  $   67,532
                                     ----------------------------------------------------------

NET OPERATING INCOME                 $1,007,551  $1,037,777  $1,068,910  $1,100,978  $1,134,007
                                     ==========================================================

  Operating Expense Ratio (% of EGI)       43.2%       43.2%       43.2%       43.2%       43.2%
  Operating Expense Per Unit         $    4,038  $    4,159  $    4,284  $    4,412  $    4,544

                                                             Gross Residual Sale Price $11,340,071 Deferred Maintenance $         0
Estimated Stabilized NOI $926,736  Sales Expense Rate  3.00%   Less: Sales Expense     $   340,202 Add: Excess Land     $         0
                                                                                       -----------
Months to Stabilized            1  Discount Rate      11.50% Net Residual Sale Price   $10,999,869 Other Adjustments    $         0
                                                                                                                        -----------
Stabilized Occupancy         93.0% Terminal Cap Rate  10.00% PV of Reversion           $ 3,703,726 Value Indicated By   $ 9,534,848
                                                                                                    "DCF"
                                                             Add: NPV of NOI           $ 5,831,122      Rounded         $ 9,500,000
                                                                                       -----------
                                                             PV Total                  $ 9,534,848

                          "DCF" VALUE SENSITIVITY TABLE

                                                           DISCOUNT RATE
                               -------------------------------------------------------------------
         TOTAL VALUE              11.00%       11.25%        11.50%        11.75%         12.00%
----------------------------   -------------------------------------------------------------------
TERMINAL    9.50%              $10,046,921   $9,886,618    $9,729,781    $9,576,322     $9,426,157
CAP RATE    9.75%              $ 9,942,360   $9,784,384    $9,629,815    $9,478,570     $9,330,566
           10.00%              $ 9,843,027   $9,687,260    $9,534,848    $9,385,706     $9,239,754
           10.25%              $ 9,748,540   $9,594,875    $9,444,513    $9,297,372     $9,153,372
           10.50%              $ 9,658,552   $9,506,889    $9,358,480    $9,213,245     $9,071,103

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $66,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                LAKE JOHNSON MEWS

                                                         TOTAL         PER SQ. FT.    PER UNIT    %OF EGI
REVENUE
  Base Rent                                            $1,765,668      $      9.37    $  8,784

  Less: Vacancy & Collection Loss      9.00%           $  158,910      $      0.84    $    791

  Plus: Other Income

    Laundry Income                                     $    6,030      $      0.03    $     30      0.36%
    Garage Revenue                                     $        0      $      0.00    $      0      0.00%
    Other Misc. Revenue                                $   48,240      $      0.26    $    240      2.90%
                                                       ----------      -----------    --------      ----
      Subtotal Other Income                            $   54,270      $      0.29    $    270      3.27%

EFFECTIVE GROSS INCOME                                 $1,661,028      $      8.81    $  8,264

OPERATING EXPENSES:

  Taxes                                                $   90,450      $      0.48    $    450      5.45%
  Insurance                                            $   35,175      $      0.19    $    175      2.12%
  Utilities                                            $   75,375      $      0.40    $    375      4.54%
  Repair & Maintenance                                 $  100,500      $      0.53    $    500      6.05%
  Cleaning                                             $    3,015      $      0.02    $     15      0.18%
  Landscaping                                          $   40,200      $      0.21    $    200      2.42%
  Security                                             $        0      $      0.00    $      0      0.00%
  Marketing & Leasing                                  $   35,175      $      0.19    $    175      2.12%
  General Administrative                               $  221,100      $      1.17    $  1,100     13.31%
  Management                           5.00%           $   83,051      $      0.44    $    413      5.00%
  Miscellaneous                                        $        0      $      0.00    $      0      0.00%

TOTAL OPERATING EXPENSES                               $  684,041      $      3.63    $  3,403     41.18%

  Reserves                                             $   50,250      $      0.27    $    250      3.03%
                                                       ----------      -----------    --------      ----
NET OPERATING INCOME                                   $  926,736      $      4.92    $  4,611     55.79%

  "GOING IN" CAPITALIZATION RATE                             9.50%

  VALUE INDICATION                                     $9,755,121      $     51.77    $ 48,533

  PV OF CONCESSIONS                                   ($   66,000)

  "AS IS" VALUE INDICATION

    (DIRECT CAPITALIZATION APPROACH)                   $9,689,121

                       ROUNDED                         $9,700,000      $     51.48    $ 48,259

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE         ROUNDED        $/UNIT       $/SF
-----------------------------------------------------------------
  8.75%        $10,525,274    $10,500,000     $ 52,239     $55.72
  9.00%        $10,231,072    $10,200,000     $ 50,746     $54.13
  9.25%        $ 9,952,773    $10,000,000     $ 49,751     $53.07
  9.50%        $ 9,689,121    $ 9,700,000     $ 48,259     $51.48
  9.75%        $ 9,438,990    $ 9,400,000     $ 46,766     $49.88
 10.00%        $ 9,201,365    $ 9,200,000     $ 45,771     $48.82
 10.25%        $ 8,975,332    $ 9,000,000     $ 44,776     $47.76

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis          $9,500,000
Direct Capitalization Method           $9,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                       Not Utilized
Sales Comparison Approach            $9,200,000
Income Approach                      $9,500,000
Reconciled Value                     $9,500,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 12, 2003 the market value of the fee simple estate in the property is:

                                   $9,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                    EXHIBIT A

                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

       [PICTURE]                                              [PICTURE]

EXTERIOR - PROPERTY SIGN                                  EXTERIOR - OFFICE

      [PICTURE]                                               [PICTURE]

   INTERIOR - OFFICE                                   EXTERIOR - APARTMENT UNIT

      [PICTURE]                                               [PICTURE]

EXTERIOR - APARTMENT UNIT                              EXTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                           [PICTURE]

   INTERIOR - TYPICAL UNIT                           INTERIOR - TYPICAL KITCHEN

          [PICTURE]                                           [PICTURE]

  EXTERIOR - TYPICAL BALCONY                         EXTERIOR - SWIMMING POOL

          [PICTURE]                                           [PICTURE]

EXTERIOR - MAINTENANCE BUILDING                      INTERIOR - LAUNDRY FACILITY

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1                 COMPARABLE I-2            COMPARABLE I-3
    CALIBRE CHASE                  CARDINAL WOODS             TREYBROOKE
231 Calibre Chase Drive           1331 Wicklow Drive         201 Treybrooke
Raleigh, North Carolina          Cary, North Carolina    Raleigh, North Carolina

      [PICTURE]                       [PICTURE]                  [PICTURE]

   COMPARABLE I-4                    COMPARABLE I-5
    OXFORD SQUARE                     OAK HOLLOW
 1000 Village Greenway            100 Kempwood Drive
Raleigh, North Carolina         Raleigh, North Carolina

      [PICTURE]                        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
          DESCRIPTION                            SUBJECT                                             R - 1
          -----------                            -------                                           ----------
 Property Name                   Lake Johnson Mews                              Summit at Avent Ferry
 Management Company              AIMCO                                          Northland Investment Corp.
LOCATION:
 Address                         4233 Avent Ferry Road                          1025 Avent Hill
 City, State                     Raleigh, North Carolina                        Ralegh, North Carolina
 County                          Wake                                           Wake
 Proximity to Subject                                                           0.50 mile east of the subject
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)          188,440                                        193,200
 Year Built                      1972                                           1985
 Effective Age                   25                                             18
 Building Structure Type         Wood/Vinyl siding walls; composition           Brick and wood/vinyl siding walls; composition
                                 shingle roof                                   shingle roof
 Parking Type (Gr., Cov., etc.)  Open                                           Open
 Number of Units                 201                                            222
 Unit Mix:                                Type           Unit   Qty.  Mo. Rent          Type          Unit   Qty.     Mo.
                                 1  1A10 - The Ashe        748  104    $  626   1  1BD/1BH - Type 1     700   80     $685
                                 2  2A20 - The Burke     1,070   60    $  755      1BD/1BH - Type 2     880   70     $740
                                 3  2A25 - The Dave      1,224   17    $  832   2  2BD/2BH            1,050   72     $835
                                 4  3A20 - The Franklin  1,282   20    $1,096

 Average Unit Size (SF)          938                                            870
 Unit Breakdown:                    Efficiency    0%      2-Bedroom      38%       Efficiency   0%     2-Bedroom     32%
                                    1-Bedroom    52%      3-Bedroom      10%       1-Bedroom   68%     3-Bedroom      0%
CONDITION:                       Average                                        Average
APPEAL:                          Average                                        Average
AMENITIES:
 Unit Amenities                      Attach. Garage        X    Vaulted Ceiling     Attach. Garage            Vaulted Ceiling
                                  X  Balcony                                     X  Balcony
                                  X  Fireplace                                   X  Fireplace
                                  X  Cable TV Ready                              X  Cable TV Ready
 Project Amenities                X  Swimming Pool                               X  Swimming Pool
                                     Spa/Jacuzzi                Car Wash         X  Spa/Jacuzzi         X     Car Wash
                                     Basketball Court           BBQ Equipment    X  Basketball Court          BBQ Equipment
                                     Volleyball Court           Theater Room        Volleyball Court          Theater Room
                                     Sand Volley Ball           Meeting Hall        Sand Volley Ball          Meeting Hall
                                  X  Tennis Court               Secured Parking  X  Tennis Court              Secured Parking
                                     Racquet Ball          X    Laundry Room        Racquet Ball              Laundry Room
                                  X  Jogging Track              Business Office  X  Jogging Track             Business Office
                                     Gym Room                                    X  Gym Room

OCCUPANCY:                       91%                                            86%
LEASING DATA:
 Available Leasing Terms         6 to 18 Months                                 6 to 12 Months
 Concessions                     $400 of 1st months rent with a 12-month lease  None
 Pet Deposit                     $250 with $150 non-refundable                  $100
 Utilities Paid by Tenant:        X  Electric              X    Natural Gas      X  Electric            X     Natural Gas
                                     Water                      Trash               Water                     Trash
 Confirmation                    Kellie Goldberg Property Manager               Lisa Silver
 Telephone Number                919-851-3200                                   919-859-1700
NOTES:                                                                          None

 COMPARISON TO SUBJECT:                                                         Slightly Superior

                                                    COMPARABLE                                     COMPARABLE
          DESCRIPTION                                 R - 2                                          R - 3
          -----------                               ----------                                    ----------
 Property Name                   Dominion Walnut Creek                          Remington Place
 Management Company              United Dominion Realty Trust                   Cornerstone Realty
LOCATION:
 Address                         3201 Waslnut Creek Parkway                     1909 Eyrie Court
 City, State                     Ralegh, North Carolina                         Ralegh, North Carolina
 County                          Wake                                           Wake
 Proximity to Subject            0.50 mile southeast of the subject             0.75 mile southeast of the subject
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)          478,680                                        256,216
 Year Built                      1985                                           1985
 Effective Age                   18                                             18
 Building Structure Type         Brick and wood/vinyl siding walls;             Wood/Vinyl siding walls; composition
                                 composition shingle roof                       shingle roof
 Parking Type (Gr., Cov., etc.)  Open                                           Open
 Number of Units                 576                                            136
 Unit Mix:                                 Type           Unit  Qty.    Mo.             Type          Unit   Qty.     Mo.
                                 1  1BD/1BH - Type 1       670  128    $  494   1  1BD/1BH - Type 1     933  42      $715
                                 1  1BD/1BH - Type 2       720  208    $  570      1BD/1BH - Type 2   1,093  30      $765
                                 2  2BD/2BH - Type 1       955  104    $  670   3  2BD/2BH - Type 1   1,343  40      $895
                                 2  2BD/2BH - Type 2       970  104    $  770      2BD/2BH - Type 2   1,414  24      $965
                                 4  3BD/2BH              1,100   32    $1,024

                                 818                                            1,174
 Average Unit Size (SF)             Efficiency    0%      2-Bedroom      36%       Efficiency   0%     2-Bedroom     47%
 Unit Breakdown:                    1-Bedroom    58%      3-Bedroom       6%       1-Bedroom   53%     3-Bedroom      0%
                                 Average                                        Average
CONDITION:                       Average                                        Average
APPEAL:
AMENITIES:                           Attach. Garage        X    Vaulted Ceiling     Attach. Garage            Vaulted Ceiling
 Unit Amenities                   X  Balcony               X                     X  Balcony
                                  X  Fireplace                                   X  Fireplace
                                  X  Cable TV Ready                              X  Cable TV Ready
 Project Amenities                X  Swimming Pool                               X  Swimming Pool
                                  X  Spa/Jacuzzi                Car Wash            Spa/Jacuzzi               Car Wash
                                  X  Basketball Court           BBQ Equipment       Basketball Court          BBQ Equipment
                                  X  Volleyball Court           Theater Room        Volleyball Court          Theater Room
                                     Sand Volley Ball           Meeting Hall        Sand Volley Ball          Meeting Hall
                                  X  Tennis Court               Secured Parking  X  Tennis Court              Secured Parking
                                     Racquet Ball          X    Laundry Room        Racquet Ball              Laundry Room
                                  X  Jogging Track              Business Office     Jogging Track       X     Business Office
                                  X  Gym Room                                    X  Gym Room

OCCUPANCY:                       92%                                            99%
LEASING DATA:
 Available Leasing Terms         6 to 12 Months                                 6 to 12 Months
 Concessions                     Move-in special of $399 for 1st 2-months       Reduced rents ($50 to $75 off)
 Pet Deposit                     $450                                           $300
 Utilities Paid by Tenant:        X  Electric              X    Natural Gas      X  Electric            X     Natural Gas
                                  X  Water                 X    Trash            X  Water                     Trash
 Confirmation                    Mara Brown                                     Jennifer Byrd
 Telephone Number                919-851-5115                                   919-851-2211
NOTES:                           None                                           None

 COMPARISON TO SUBJECT:          Similar                                        Similar

                                                        COMPARABLE                                 COMPARABLE
          DESCRIPTION                                      R - 4                                     R - 5
          -----------                                   ----------                                 ----------
 Property Name                   Clarion Crossing                               Sumter Square
 Management Company              Cornerstone Realty                             Drucker & Falk LLC
LOCATION:
 Address                         1141 Crab Orchard Drive                        613 Charleston Road
 City, State                     Ralegh, North Carolina                         Ralegh, North Carolina
 County                          Wake                                           Wake
 Proximity to Subject            0.75 mile east of the subject                  0.90 mile northwest of the subject
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)          208,888                                        368,800
 Year Built                      1972                                           1970
 Effective Age                   31                                             33
 Building Structure Type         Wood/Vinyl siding walls; composition           Brick and wood/vinyl siding walls; composition
                                 shingle roof                                   shingle
 Parking Type (Gr., Cov., etc.)  Open                                           Open
 Number of Units                 260                                            391
 Unit Mix:                                Type           Unit   Qty.    Mo.               Type        Unit   Qty.     Mo.
                                    1EFF                   420   40    $  399   1  1BD/1BH              700   50     $565
                                    1BD/1BH - Type 1       562   20    $  499   3  2BD/1BH              800   96     $635
                                 1  1BD/1BH - Type 2       606   20    $  560      2BD/1.5BH - Type 1 1,000   86     $665
                                 1  1BD/1BH - Type 3       706   20    $  595      2BD/1.5BH - Type 2 1,050   78     $695
                                 1  1BD/1BH - Type 4       776   20    $  690      3BD/2BH            1,100   81     $760
                                    2BD/1BH                880   60    $  599
                                 2  2BD/1.5BH            1,100   48    $  790
                                 2  2BD/2BH                964   20    $  875
                                 4  3BD/2BH              1,184   12    $1,037

 Average Unit Size (SF)          803                                            943
 Unit Breakdown:                    Efficiency   15%      2-Bedroom      49%       Efficiency   0%     2-Bedroom     66%
                                    1-Bedroom    31%      3-Bedroom       5%       1-Bedroom   13%     3-Bedroom     21%
CONDITION:                       Average                                        Average
APPEAL:                          Average                                        Average
AMENITIES:
 Unit Amenities                      Attach. Garage        X    Vaulted Ceiling     Attach. Garage            Vaulted Ceiling
                                  X  Balcony                                     X  Balcony
                                     Fireplace                                      Fireplace
                                  X  Cable TV Ready                              X  Cable TV Ready
 Project Amenities                X  Swimming Pool                               X  Swimming Pool
                                     Spa/Jacuzzi                Car Wash            Spa/Jacuzzi               Car Wash
                                     Basketball Court           BBQ Equipment       Basketball Court          BBQ Equipment
                                     Volleyball Court           Theater Room        Volleyball Court          Theater Room
                                     Sand Volley Ball           Meeting Hall        Sand Volley Ball          Meeting Hall
                                     Tennis Court               Secured Parking  X  Tennis Court              Secured Parking
                                     Racquet Ball               Laundry Room        Racquet Ball        X     Laundry Room
                                     Jogging Track              Business Office     Jogging Track             Business Office
                                     Gym Room                                    X  Gym Room
OCCUPANCY:                       90%                                            86%
LEASING DATA:
 Available Leasing Terms         3 to 15 Months                                 6 to 12 Months
 Concessions                     Reduced rents                                  Reduced rents ($30 off market rent)
 Pet Deposit                     $300                                           $200
 Utilities Paid by Tenant:        X  Electric              X    Natural Gas      X  Electric            X     Natural Gas
                                  X  Water                      Trash               Water                     Trash
 Confirmation                    Leasing agent                                  Sara McClure
 Telephone Number                919-851-1910                                   919-851-3343
NOTES:                           None                                           None

 COMPARISON TO SUBJECT:          Similar                                        Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1                  COMPARABLE R-2             COMPARABLE R-3
SUMMIT AT AVENT FERRY          DOMINION WALNUT CREEK         REMINGTON PLACE
   1025 Avent Hill           3201 Waslnut Creek Parkway      1909 Eyrie Court
Ralegh, North Carolina         Ralegh, North Carolina     Ralegh, North Carolina

     [PICTURE]                     [PICTURE]                     [PICTURE]

    COMPARABLE R-4                COMPARABLE R-5
   CLARION CROSSING               SUMTER SQUARE
1141 Crab Orchard Drive         613 Charleston Road
Ralegh, North Carolina        Ralegh, North Carolina

     [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and J. Chad Walker provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                          -s- Frank Fehribach
                                          -------------------------------------
                                                   Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        North Carolina Temporary Practice Permit
                                                        #2578

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                                      FRANK A. FEHRIBACH, MAI
                               MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation       Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                    Master of Science - Real Estate
                  University of Dallas
                    Master of Business Administration - Industrial
                  Management
                    Bachelor of Arts - Economics

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

STATE CERTIFICATIONS   State of Arizona, Certified General Real Estate
                       Appraiser, #30828
                       State of Arkansas, State Certified General Appraiser,
                       #CG1387N
                       State of Colorado, Certified General Appraiser,
                       #CG40000445
                       State of Georgia, Certified General Real Property
                       Appraiser, #218487
                       State of Michigan, Certified General Appraiser,
                       #1201008081
                       State of Texas, Real Estate Salesman License, #407158
                       (Inactive)
                       State of Texas, State Certified General Real Estate
                       Appraiser, #TX-1323954-G

PROFESSIONAL           Appraisal Institute, MAI Designated Member Candidate
AFFILIATIONS           Member of the CCIM Institute pursuing Certified
                       Commercial Investment Member (CCIM) designation

PUBLICATIONS           "An Analysis of the Determinants of Industrial Property
                                     -authored with Dr. Ronald C. Rutherford and
                        Dr. Mark Eakin, The Journal of Real Estate Research, Vol . 8, No. 3, Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS
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AMERICAN APPRAISAL ASSOCIATES, INC.
LAKE JOHNSON MEWS, RALEIGH, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.